Exhibit 19.1

INTERPACE BIOSCIENCES, INC.

INSIDER TRADING POLICY

Policy Principles

1.	Employees, directors, officers and designated contractors and consultants (each a “Covered Person,” and collectively, “Covered Persons”) of Interpace Biosciences, Inc. and its direct and indirect subsidiaries (together, the “Company”) (or any other person or entity subject to this Insider Trading Policy (this “Policy”)) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in securities issued by the Company and/or other entities.

2.	Covered Persons may not trade in the Company’s securities if they are in possession of or otherwise aware of material nonpublic information regarding the Company. In addition, Covered Persons may not engage in transactions in securities of another company with which the Company conducts business, such as a customer, partner, distributor or supplier, if they are in possession of or otherwise aware of material nonpublic information relating to such other company obtained in course of employment with, or services performed on behalf of, the Company.

3.	Covered Persons may not directly or indirectly disclose material nonpublic information outside of the Company, unless the disclosure is made in accordance with a specific Company policy that authorizes such disclosure.

4.	Covered Persons may not directly or indirectly disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information.

5.	Covered Persons may not directly or indirectly recommend the purchase or sale of any Company securities.

6.	Covered Persons may not directly or indirectly assist anyone engaged in the above activities.

7.	The Company itself must comply with U.S. securities laws applicable to its own securities trading activities and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company.

8.	Changes to this Policy require approval by the Company’s Board of Directors or a duly appointed committee of the Board of Directors.

Policy Q&A

Policy Scope and Purpose

Q:	Why do we have an insider trading policy?

A:	During the course of your relationship with the Company, you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other companies. Material nonpublic information may give you, or someone to whom you pass that information, an advantage over others when deciding whether to buy, sell or otherwise transact in Company securities or the securities of another company. This Policy sets forth guidelines with respect to transactions in Company securities, or the securities issued by other companies, by persons subject to this Policy.

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Q:	Who is subject to this Policy?

A:	This Policy applies to you and all other Covered Persons. This Policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or subject to your influence or control, persons who are your economic dependents, and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund) (collectively, “Related Persons”). You are responsible for making sure that your Related Persons comply with this Policy.

In addition, if you are an officer or director of the Company, or a designated employee, contractor or consultant of the Company (collectively, “Specified Personnel”), you and your Related Persons are subject to the quarterly trading blackout periods and pre-clearance procedures described below.

This Policy applies also to the Company with respect to transactions in its own securities (particularly repurchases), including persons with oversight responsibility over those Company transactions.

Q:	Whose responsibility is it to comply with this Policy?

A:	Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of or otherwise aware of material nonpublic information relating to the Company. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of or otherwise aware of material nonpublic information rests with that individual, and any action on the part of the Company or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Q:	What transactions are subject to this Policy?

A:	This Policy applies to all transactions in “securities” whether issued by the Company or another entity, as well as derivative securities such as exchange-traded put or call options or swaps. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

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Insider Trading and Material Nonpublic Information

Q:	What is insider trading?

A:	Generally speaking, insider trading is the buying or selling of stocks, bonds, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with the Company, you become aware of material nonpublic information about the Company or another company and you trade in the Company’s or such other company’s securities, you may have broken the law and violated this Policy.

Q:	When is information considered material?

A:	As a general matter, information is considered “material” if it would be considered important to a reasonable investor in deciding whether to buy, hold or sell a security, or if the information otherwise significantly alters the total mix of information publicly known about a company or its securities. It is not always easy to figure out whether information would be considered “material.” Information that could be expected to affect the market price of a security is often considered “material.” If the information makes you want to buy or sell a security, it would likely have the same effect on others and likely would be considered “material.” Keep in mind that both positive and negative information can be material. Furthermore, information could be material because of its expected effect on the price of the Company’s outstanding securities, the securities of another company not related to the Company or the securities of several such companies.

Q:	What are examples of material information?

A:	There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material information. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	projections of future earnings or losses, or other earnings guidance;
●	reimbursement, including loss of coverage from government programs;
●	financial results or forecasts;
●	acquisitions, dispositions or other strategic transactions;
●	events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in the Company’s dividend policies or amounts);
●	significant related party transactions;
●	gain or loss of a license agreement or other contract with customers or suppliers;
●	changes or new corporate partner relationships or collaborations;
●	status of development of clinical service products and other product solutions or regulatory approvals;
●	clinical data relating to clinical service products and other product solutions of the Company;
●	timelines for pre-clinical studies or clinical trials;
●	regulatory developments;
●	changes in patents, trademarks or other intellectual property rights;
●	major contracts or contract cancellations;

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●	pricing changes or discount policies;
●	significant product problems or security incidents;
●	top management or control changes;
●	financial restatements or significant write-offs;
●	employee layoffs;
●	a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
●	tender offers or proxy fights;
●	actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
●	impending bankruptcy;
●	communications with government agencies; and
●	the imposition of an event-specific restriction on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.

Q:	When is information considered public?

A:	The prohibition on trading when you have material nonpublic information lifts once that information becomes “public.” For information to be considered “public,” it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement and digested by the market so the investing public has sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then the information would be considered publicly disseminated by the time trading begins on Friday. If we announce material nonpublic information after trading ends on Wednesday, then information would be considered publicly disseminated by the time trading ends on Friday.

In addition, as discussed further below, Specified Personnel and their Related Persons may not trade securities of the Company during any trading “blackout” period even if they are not aware of any material nonpublic information. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Q:	Who can be guilty of insider trading?

A:	Anyone who buys or sells a security while in possession of or otherwise aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

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Q:	What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?

A:	The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company, or any other entity whose equity securities you are trading, at the time of the transaction.

Q:	Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?

A:	No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q:	What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?

A:	That is called “tipping.” You are the “tipper,” and the other person is called the “tippee.” If the tippee buys or sells while in possession of that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the Company or another company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business. Advising others to trade while in possession of material nonpublic information is illegal and squarely prohibited by this Policy.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no Covered Person (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that material nonpublic information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

Q:	What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?

A:	That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.

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Q:	Do the provisions of this Policy or the insider trading laws apply to me if I work outside the U.S. or trade in securities on a foreign exchange?

A:	Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, the US insider trading laws may in certain circumstances apply to trading securities issued by a foreign company and traded on a foreign exchange. In any event, our policies apply to you, as a Covered Person, no matter where you work.

Q:	So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A:	Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, directors, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Company stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our directors, employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Policy carefully.

Q:	Are there any exceptions to this policy?

A:	Bona fide gifts for estate planning purposes, including gifts to a trust, family limited partnership, charitable foundation or similar entity, as long as you or members of your immediate family remain the sole beneficiaries of the transferred shares and the terms of the transfer ensure that the shares remain subject to the same restrictions that apply to you under this Policy, are not subject to this Policy’s restrictions.

A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Executive Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Executive Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned. An exception will not be granted during an event-specific trading blackout.

Blackout Periods

Q:	What is a quarterly trading blackout period?

A:	To minimize the appearance of insider trading by the Specified Personnel and their Related Persons, we have established quarterly trading blackout periods (as defined below) during which they — regardless of whether they are in possession of material nonpublic information or not — may not conduct any trades in Company securities. That means that, except as described in this Policy, all Specified Personnel and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed since the public dissemination of Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are in fact in possession of or otherwise aware of material nonpublic information.

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Q:	What are the Company’s quarterly trading blackout periods?

A:	Each quarterly trading blackout period will generally begin at the start of the fifteenth (15th) day of the third month of each fiscal quarter (or, if that day is not a trading day, then the end of the preceding trading day) and end after two (2) full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.

Q:	Can the Company’s quarterly trading blackout periods change?

A.	The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer there exists undisclosed information that would make trades by Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q:	Does the Company have blackout periods other than quarterly trading blackout periods?

A:	Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors, employees, contractors and/or consultants. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.

Q:	If I am subject to a blackout period and I have an open order to buy or sell the Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A:	No, unless it is in connection with a Rule 10b5-1 Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a Rule 10b5-1 Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a Rule 10b5-1 Plan, you will have violated this Policy and may also have violated insider trading laws.

Q:	Can I exercise options granted to me by the Company, or participate in a Company employee stock purchase plan, during a trading blackout period or when I possess or am otherwise aware of material nonpublic information?

A:	As a general matter, you may purchase shares by exercising your options or participating in a Company employee stock purchase plan, but you may not tender or sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information. To be clear, you may not tender shares for net-settlement of options or effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information.

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Q:	What are the rules that apply to Rule 10b5-1 Plans?

A:	Rule 10b5-1 of the Securities Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be pre-approved by the Chief Executive Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party and, once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

Persons subject to this Policy may only have one outstanding Rule 10b5-1 Plan at any one time (subject to certain exceptions). All Rule 10b5-1 Plans must have a “cooling off period,” the length of which will depend on the status of the person subject to this Policy. For directors and executive officers, the applicable “cooling off period” is the later of (x) ninety (90) days after the adoption and (y) three (3) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other Covered Persons, the applicable “cooling off period” is at least thirty (30) days from the time the trading plan is executed to the time of the first trade pursuant to the plan. The Company does not permit a Rule 10b5-1 Plan to be entered into during a blackout period. Any plan participant must act in good faith with respect to their Rule 10b5-1 Plan.

Rule 10b5-1 Plans will be considered by the Chief Executive Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Chief Executive Officer for approval at least five (5) days prior to the entry into the Rule 10b5-1 Plan. The adoption, modification, or cancellation of any Rule 10b5-1 Plan must be approved by the Chief Executive Officer The Company also reserves the right from time to time to suspend, discontinue under a Rule 10b5-1 Plan if the Company’s Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.

Pledging Shares, Hedging and Other Speculation in Company Common Stock

Q:	Can I pledge my Company shares as collateral for a loan?

A:	No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q:	Can I hedge my ownership position in the Company?

A:	No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by this Policy.

Q:	Why are hedging transactions prohibited?

A:	Such transactions may permit a person subject to this Policy to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.

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Q:	Am I allowed to trade derivative securities of the Company’s common stock?

A:	No. You may not trade in derivative securities related to the Company’s common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of Company common stock or in any other inherently speculative transactions with respect to the Company’s securities at any time.

Q:	What are derivative securities?

A:	“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.

Q:	What is short selling?

A:	“Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

Q:	Why does the Company prohibit trading in derivative securities and short selling?

A:	Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with the Company’s values and would not be well-received by its stockholders.

Q:	What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?

A:	The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information.

Q:	What are the concerns about standing and limit orders?

A:	Standing and limit orders are instructions to purchase or sell securities once the value of those securities reaches a certain price. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts, since there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of or otherwise aware of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Rule 10b5-1 Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “quarterly trading blackout periods” and “event-specific trading blackouts” outlined above.

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Pre-Clearance of Transactions in Company Stock

Q:	Who is required to pre-clear and provide advance notice of transactions?

A:	In addition to the requirements above, all Specified Personnel and Related Persons face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Chief Executive Officer at least three (3) business days in advance of the proposed transaction. The Chief Executive Officer will then determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five (5) trading days after approval will require new pre-clearance. The Company may choose to shorten this period. A previously submitted and approved Rule 10b5-1 Plan shall constitute advance notice and pre-clearance for purposes of this Policy.

Q:	Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A:	Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Executive Officer. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Chief Executive Officer so that the Company may assist in any Section 16 reporting obligations.

Q:	What additional requirements apply to individuals subject to Section 16?

A:	Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5) and any notices of sale required by Rule 144.

Sanctions and Other Information

Q:	What happens if I violate this Policy?

A:	Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.

Q:	What are the sanctions if I trade on material nonpublic information or tip off someone else?

A:	In addition to disciplinary action by the Company — which may include termination of employment — you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three (3) times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three (3) times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

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While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

Q:	What is “loss avoided”?

A:	If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q:	How long does this Policy apply to me?

A:	This Policy continues to apply to your transactions in the Company’s securities and the securities of other applicable companies as more specifically set forth in this Policy, even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period applicable to you, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

Q:	Who should I contact if I have questions about this Policy or specific trades?

A:	You should email the Company’s Chief Executive Officer, Tom Burnell, at tburnell@interpace.com.[1]

Q:	Do changes to this policy require approval by the Company’s Board of Directors?

A:	Yes. Changes to this policy require approval by the Company’s Board of Directors or a duly appointed committee of the Board of Directors.

Acknowledgement and Certification

All Covered Persons are required to sign the attached acknowledgement and certification.

1 NTD: Consider a designated email for all trading window and preclearance matters, such as preclearance@interpace.com.

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INTERPACE BIOSCIENCES, INC.

Insider Trading Policy

Acknowledgment and Certification

To: Interpace Biosciences, Inc.

I, ________________________, have received and read a copy of the Interpace Biosciences, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Interpace Biosciences, Inc. I understand that the policy constitutes a material term of my employment or other service relationship with Interpace Biosciences, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)